EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is entered into as of June 12, 2013 by and between Rand Logistics, Inc., a Delaware corporation (the “Company”), and Edward Levy (“Executive”).

RECITALS

WHEREAS, Executive’s has been and is presently employed by the Company as its President; and

WHEREAS, the Company desires to assure to itself the continued availability of Executive’s services and Executive desires to continue to provide such services on the terms and conditions set forth herein;

WHEREAS, the independent members of the Company’s Board of Directors have reviewed and approved this Agreement, on behalf of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which is mutually acknowledged, it is agreed by and between the parties as follows:

1.           Employment; Position and Duties.

1.1.           Subject to the terms and conditions of this Agreement, during the Term of Employment (as hereinafter defined), the Company agrees to employ Executive as its President.  In such capacity, Executive shall report to the Company’s Executive Chairman, Chief Executive Officer, if any, and Board of Directors and shall have the customary powers, responsibilities and authority of executives holding such position in corporations of the size, type and nature of the Company, as it exists from time to time, and as may be otherwise mutually agreed to by Executive and the Company’s Board of Directors.

1.2.           Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as President and agrees to devote a sufficient amount of his business time and efforts as is reasonably necessary to fulfill his obligations in such capacity. The Company acknowledges that Executive allocates his business time and attention among several business enterprises (including executive and other positions with such business enterprises), and in the future may allocate a portion of his business time and attention to additional business enterprises (including executive and other positions with such business enterprises).  Without limiting any of the Company’s rights under this Agreement, the Company agrees that, subject to Executive’s continued compliance with Section 12 hereof, Executive shall only be required to devote to the Company’s business and affairs such time as shall be necessary to fulfill his duties and responsibilities hereunder.  The Company acknowledges that the amount of business time and attention devoted by Executive to the business and affairs of the Company during his employment as President prior to the date hereof has been sufficient to fulfill such duties.

1.3.           Without limiting any of the Company’s rights under this Agreement and except as provided in Section 12, Executive may (i) serve on corporate, civic or charitable boards or committees; (ii) engage directly or indirectly, in consulting, employment or other activities with other public or private companies or ventures; or (iii) make investments in any capacity whatsoever; provided, however, that the advance consent of the Board of Directors shall be required for Executive to serve on the board of directors or similar governing body of any publicly traded corporation other than any such corporation on which he is serving on the date hereof and provided further that the Board of Directors shall grant such consent unless, in its reasonable good faith judgment, Executive’s association with such other board or similar body could reasonably be expected to be detrimental to the Company’s business or reputation.

2.           Term of Employment. Executive’s term of employment under this Agreement shall commence as of the date hereof and continue through March 31, 2016, subject to earlier termination as provided in this Agreement (the “Term of Employment”). This Agreement automatically will renew for successive one (1)-year periods at the end of the initial Term of Employment and, if applicable, each anniversary thereafter, unless either the Company or Executive notifies the other party of the intention not to renew the Agreement in writing at least ninety (90) days before the end of the applicable period.  The “Term of Employment” shall be deemed extended by any such extension.

3.           Compensation.

3.1.           Annual Compensation.  During the Company’s fiscal year ending March 31, 2014, the Company shall pay Executive a total annual compensation in the aggregate amount of $540,000 (“Total Annual Compensation”).  The Total Annual Compensation shall be paid in part in cash as Base Salary as provided in Section 3.2 and in part in equity based grants as provided in Section 3.3.

3.2.           Base Salary.  Of the Total Annual Compensation provided in Section 3.1, $350,000 shall be payable in cash as an annual base salary (such salary, the “Base Salary”). Such Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. “Base Salary” for all purposes herein shall be deemed to be a reference to the Base Salary in effect as of any date that requires the determination of Executive’s Base Salary hereunder.

3.3.           Equity-Based Compensation.  Of the Total Annual Compensation set forth in Section 3.1, the Company shall award Executive restricted stock and restricted stock units in respect of that number of whole shares of the Company’s common stock having a value (determined in accordance with the provisions of the applicable equity incentive plan under which such award is granted) that is at least $190,000 (the “Restricted Share Awards”).  Such Restricted Share Awards shall have terms and conditions as to vesting that are no less favorable to Executive than the terms applicable to the most recent grant of similar equity awards to Executive.  Subject to the immediately preceding sentence, the remaining terms and conditions of the Restricted Share Awards shall be determined by the Compensation Committee, but subject to the terms and conditions of the plan under which any such award is granted.  Any Restricted Share Award granted hereunder shall be evidenced in an award agreement or other written confirmation of the terms and conditions thereof as the Compensation Committee shall specify.

3.4.           Adjustments in Compensation.  For each subsequent fiscal year of the Company during the Term of Employment, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) shall review Executive’s Total Annual Compensation in good faith in accordance with the Company’s customary procedures and practices as in place from time to time regarding the total compensation of senior executives, and, subject to Executive’s right to terminate his employment for Good Reason (as defined in Section 6.2(d) hereof), may adjust the amount of Executive ’s Total Annual Compensation, and the portion thereof payable in Base Salary and in the form of Restricted Share Awards.

3.5.           Annual Bonus.

(a)           In addition to his Total Annual Compensation, Executive shall be eligible to receive a bonus (a “Bonus”) with respect to each fiscal year during the Term of Employment, which Bonus shall be determined by the Compensation Committee in its sole discretion and subject to such annual bonus plan as the Committee may adopt or specify from time to time.

(b)           A Bonus award for any fiscal year shall be payable to Executive at the time bonuses are paid to executive officers for such fiscal year in accordance with the Company’s policies and practices, but in no event later than June 15 of the fiscal year following the later of (i) the fiscal year in which the Bonus is earned or (ii) the fiscal year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other guidance in effect thereunder (collectively, “Section 409A”).

4.           Employee Benefits.

4.1.           Employee Benefit Programs, Plans and Practices; Perquisites, Etc.

(a)           The Company shall provide Executive with employee benefits and perquisites at a level at least as favorable to Executive as the arrangements the Company provides to its other senior executives that are in effect, including retirement benefits, health and welfare benefits, the Continuation Benefits (as defined in Section 6.2(b)(3)), and other employee benefits and perquisites which the Company may make available to its senior executives from time to time in its discretion. Executive’s rights, if any, under any employee benefit plans or programs of the Company as of the Commencement Date shall continue in accordance with plan or program terms as in effect at any given time.

(b)           The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including, but not limited to, any fiduciary capacity in which Executive serves at the request of the Company, in each instance to the maximum extent permitted by applicable law and the Company’s Amended and Restated Certificate of Incorporation and By-Laws, each as existing on the date hereof and as amended after the date hereof to the extent favorable to Executive.  In furtherance of such indemnity obligation, for six (6) years and one (1) business day after the expiration or earlier termination of the Term of Employment the Company agrees that it shall obtain and provide at its expense directors’ and officers’ liability insurance or directors’ and officers’ liability tail insurance policies covering the Executive with respect to acts or omissions occurring during Executive’s employment with the Company with coverage and amounts (including with respect to the payment of attorney’s fees) in respect of Executive at least equal to that in effect on the date hereof; provided, however, that, if, at any time during this period, the Board of Directors reasonably determines that the Company cannot obtain such a policy at a commercially reasonable cost, the Company shall not be obligated to maintain in effect such a policy until one may be obtained at a commercially reasonable cost.

4.2.           Vacation. Executive shall be entitled to the number of business days paid vacation in each fiscal year as determined in accordance with the Company’s applicable vacation policies as in place from time to time, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder.

5.           Expenses. Subject to prevailing Company policy or guidelines, the Company will promptly reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties on behalf of the Company.  The amount of reimbursable expenses incurred in one taxable year of Executive shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation or exchange for another benefit.  Any such reimbursement must occur not later than the end of the taxable year next following the year in which such expense is incurred.

6.           Termination of Employment.

6.1.           Termination of Employment for Any Reason. Except as otherwise specifically provided in this Agreement, the Company or Executive may terminate Executive’s Term of Employment at any time for any reason by written notice to the other party at least thirty (30) days in advance of the date of termination of Executive’s employment. In the event of a termination of Executive’s employment for any reason during the Term of Employment, the Company shall pay to Executive:

(a)           within five (5) business days following the date of termination of Executive’s employment, a lump sum that includes: (i) Executive’s Base Salary earned on or prior to the date of such termination but not yet paid to Executive in accordance with the Company’s customary procedures and practices for the payment of executive salaries; (ii) any business expenses incurred by Executive as of the date of such termination, but not yet reimbursed by the Company under Section 5 above; and (iii) any vacation time accrued but unused as of the date of such termination; and

(b)           any benefits accrued and vested under any of the Company’s employee benefit programs, plans and practices on or prior to the date of termination of Executive’s employment in accordance with the terms and conditions of the applicable program, plan or practice;

The amounts described in (a) and (b) above are collectively referred to herein as the “Accrued Obligations” and shall be paid in addition to any amounts payable under any other provision of this Section 6 due to the termination of Executive’s employment.

6.2.           Termination by the Company without Cause or Termination by Executive for Good Reason; Non-Renewal Preceding or Following a Change of Control.

(a)           Notice Requirements and Cure Period. If Executive terminates his employment during the Term of Employment for Good Reason, Executive shall provide written notice to the Company at least forty-five (45) days in advance of the date of termination.  Such notice shall describe the conduct Executive believes to constitute Good Reason and the Company shall have the opportunity to cure the Good Reason within thirty (30) days after receiving such notice. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30)-day period, Executive’s notice of termination shall be deemed withdrawn. If Executive does not give notice to the Company as described in this Section 6.2(a) within ninety (90) days after an event giving rise to Good Reason of which Executive is aware, Executive’s right to claim Good Reason termination on the basis of such event shall be deemed waived.  The Company may waive all or any portion of any notice period required in respect to a termination for Good Reason by written notice to the Executive.  Notwithstanding the foregoing, if, following receipt of written notice that Executive intends to terminate his employment for Good Reason, the Company shall terminate Executive's employment for Cause, it shall deliver to an independent financial institution, serving as an escrow agent, at the same time it would have been obligated to make such payments to Executive all cash payments and all shares that would otherwise be deliverable to Executive upon a termination of his employment for Good Reason and provide Executive all other benefits  that would continue to be provided upon such a termination. The Company shall also immediately commence an arbitration proceeding in accordance with Section 14 hereof to determine whether the Company could effect a termination for Cause.  If the arbitrator agrees that the Company had Cause to terminate Executive's employment, the escrow agent shall promptly (and in no event with five business days) deliver the cash and shares it holds (and any earnings or other distributions thereon or proceeds therefrom) to the Company and the Executive shall reimburse the Company for the cost of any benefits provided following the date of termination that would not have been provided following a termination for Cause. If the arbitrator finds that the Company did not have Cause to terminate Executive's employment, the escrow agent shall promptly (and in no event with five business days) deliver the cash and shares it holds (and any earnings or other distributions thereon or proceeds therefrom) to Executive.  In addition, the losing party in such arbitration shall pay all costs of the arbitration and the prevailing party's attorney's fees related to such proceeding promptly, and in no event later than 30 days following receipt of a an appropriate invoice therefor.

(b)           Severance Benefits.  If Executive’s employment is terminated:

(A)           at any time by the Company for a reason other than Cause (as defined in Section 6.3(b) hereof),

(B)           at any time by Executive for Good Reason, or

(C)           by reason of a non-renewal of this Agreement by the Company or its successor within one (1) year after the occurrence of a Change of Control (as defined below), and such termination constitutes a Separation from Service (as defined in Section 6.2(c) hereof), the Company shall provide Executive the payments, benefits and equity vesting specified in Section 6.2(b)(1), (2) and (3) below.  In addition, if Executive’s employment terminates due to non-renewal of this Agreement by the Company and, within six (6) months after the date of such termination, there occurs a Change of Control, the Company shall provide Executive the same economic benefits that he would otherwise have received under Section 6.2(b)(1), (2) and (3) assuming that (i) this Agreement had been renewed, (ii) Executive’s employment continued until the date of the Change of Control and (iii) Executive’s employment is terminated without Cause immediately after the Change of Control (the “Anticipatory Change of Control Termination Benefits”).  Notwithstanding anything to the contrary set forth herein, the Anticipatory Change in Control Benefit shall be payable in a single lump sum, within 10 business days following the occurrence of the Change in Control.

(1)           The Company shall pay Executive, as severance, an amount (the “Severance Payment”) equal to one times the average of Executive’s W-2 reported income from the Company for the three (3) completed calendar years immediately preceding the date of such termination. The Company shall pay to Executive (x) one-half (1/2) of such Severance Payment in a lump sum payment on the first business day immediately following the six (6)-month anniversary of Executive’s Separation from Service and (y) the remaining one-half (1/2) of the Severance Payment in 6 substantially equal monthly payments beginning on the first day of the month next following the initial lump sum payment; provided that if Executive becomes entitled to a Severance Payment in accordance with clause (C) above, the Severance Payment shall be paid in full to Executive not later than three (3) days following the later to occur of (1) the expiration of this Agreement and (2) the Change of Control.

(2)           Pro-Rated Bonus.  If, in the year of termination, the Executive is participating in an annual incentive plan under Section 3.5 pursuant to which a bonus payment may be accrued based on performance against pre-established criteria, the Executive shall be paid a pro-rated portion (based on his service through the date of termination) of the bonus that would otherwise have been payable to him for such year had he been employed for the entire fiscal year.

(3)           Medical Benefits.  Executive (including with respect to his dependents covered prior to the termination of his employment hereunder) shall be entitled to continuation of group health coverage (including medical, dental, and vision benefits, to the extent permitted under the applicable plan) and any health reimbursement account or health care flexible spending account (to the extent required to comply with continuation coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms for a period of 18 months following the date of Executive’s Separation from Service (the “Benefit Continuation Period”); provided, however, that Executive pays the full cost of the coverage under such plans; and provided, further, that any such coverage shall terminate to the extent that Executive is offered or obtains comparable benefits from any other employer during the Benefit Continuation Period.  The Company shall pay Executive in a single lump sum payment, immediately following the six month anniversary of his Separation from Service, an amount equal to the excess of the anticipated cost of such COBRA continuation coverage for 12 months over the contributions Executive would have paid for health care coverage over such period had he continued to be employed, based on the contribution rate in effect at the date of his Separation from Service. The amount of expenses eligible for reimbursement or Continuation Benefits provided during one fiscal year shall not affect the expenses eligible for reimbursement or amount of Continuation Benefits provided during a subsequent fiscal year (except with respect to health plan maximums imposed on the reimbursement of expenses referred to in Code Section 105(b)), the right to reimbursement or Continuation Benefits may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement or payment under the Continuation Benefits arrangements will be paid in accordance with applicable plan terms and no later than the last day of the fiscal year following the fiscal year in which Executive incurred the expense giving rise to such reimbursement or payment.

(4)           Equity Awards.  Upon termination of Executive’s employment for any reason, any of Executive’s outstanding equity-based awards granted under the Company’s 2007 Long-Term Incentive Plan or under any other of the Company’s equity incentive plans adopted following the date of this Agreement shall be forfeited or become vested as provided in accordance with the applicable terms of the applicable award agreement.

(D)           Forfeiture. Notwithstanding the foregoing, if Executive breaches any provision of Section 12 hereof, the remaining balances of the Severance Payment and any Continuation Benefits shall be forfeited.

(c)           “Separation from Service.” For purposes of this Agreement, the term “Separation from Service” means a “separation from service” as such term is defined under Section 409A. The terms “terminate,” “termination,” “termination of employment,” and variations thereof, when used in this Agreement in connection with Executive’s employment, are intended to mean a termination of employment that constitutes a Separation from Service. For purposes of the determination of whether Executive has had a “separation from service” as described under Section 409A, the terms “Company,” “employer” and “service recipient” mean Rand Logistics, Inc. and any affiliate with which Rand Logistics, Inc. would be considered a single employer under Code Section 414(b) or (c), provided that, in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of a definition of “Company,” “employer” or “service recipient” for purposes of determining a “separation from service” is based upon legitimate business criteria, in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(d)           Good Reason. For purposes of this Agreement, the term “Good Reason” means the occurrence of any of the following without Executive’s written consent:

(i)           a reduction in either Executive’s Total Annual Compensation or Base Salary that exceeds ten percent (10%) in any one year or twenty percent (20%) in the aggregate over three (3) consecutive years, other than a reduction that similarly affects all senior executives of the Company; provided that, for this purpose the value of any equity awards granted to the Executive shall be valued based on the grant date value of such awards as determined by the Company in good faith using generally accepted accounting principles, consistently applied;

(ii)           a material reduction in the aggregate program of employee benefits and perquisites to which Executive is entitled (other than a reduction that similarly affects all executives);

(iii)           relocation of Executive’s primary office outside of midtown Manhattan;

(iv)           any requirement that Executive report to any person other than the Executive Chairman, the Chief Executive Officer or the Board of Directors;

(v)           any material diminution or change in Executive’s duties or responsibilities;

(vi)           a material breach of this Agreement by the Company; or

(vii)           a failure on the part of the Company to obtain a written assumption of its obligations under this Agreement by a successor owner of substantially all of the Company’s assets in connection with a merger, consolidation, asset sale, liquidation, combination or other similar transaction, if such written assumption is required in order for this Agreement to be legally binding on, and enforceable against, such successor.

Any amounts due to Executive in connection with a termination of employment shall be computed without giving effect to any changes that give rise to Good Reason.

(e)           “Change of Control.”  For purposes of this Agreement, the term “Change of Control” means:

(i)           any person or group (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than Hyde Park Holdings LLC or any of its affiliates, or a group that includes any such persons, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of any securities of the Company which carry the right to vote in the election of, or participate in the appointment of, the Company’s directors (“Voting Securities”), representing 50% percent or more of the total voting power of all the then-outstanding Voting Securities;

(ii)           the individuals who, as of the date hereof, constitute the Company’s Board of Directors, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Company’s Board of Directors was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the members of the Company’s Board of Directors;

(iii)           consummation of a merger, consolidation, recapitalization or reorganization of the Company, or a subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company, provided, that any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction shall not be deemed a Change of Control if the voting power of each such continuing holder relative to other such continuing holders not substantially altered in such transaction; or

(iv)           the stockholders of the Company approve a plan of complete liquidation of the Company or consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

6.3.           Voluntary Termination by Executive; Termination for Cause; Termination as a Result of Death or Disability.

(a)           In the event that Executive’s employment is terminated (i) by the Company for Cause, in which event no advance written notice is required, (ii) by Executive for a reason other than Good Reason or (iii) as a result of the death or Disability of the Executive, the Company shall pay to Executive only the Accrued Obligations; provided, that in the event that Executive’s employment is terminated (x) as a result of the Disability of the Executive, such termination shall result in (A) the immediate vesting of all of Executive’s outstanding equity-based awards granted under the Company’s 2007 Long-Term Incentive Plan or under any other of the Company’s equity incentive plans adopted following the date of this Agreement (“Special Equity Acceleration”) and (B) a lump sum payment on the first business day immediately following the six (6)-month anniversary of Executive’s Separation from Service of an amount equal to one-half of the Executive’s Base Salary and (C) six (6) monthly payments equal to one-twelfth of the Executive’s Base Salary beginning on the first day of the month next following the initial lump sum payment or (y) as a result of the death of the Executive, such termination shall result in Special Equity Acceleration.

(b)           As used herein, the term “Cause” means:

(i)           a material breach of this Agreement by Executive including, but not limited to, engaging in action in violation of Section 12 hereof;

(ii)           a deliberate or willful refusal of Executive to comply with any material corporate policy of the Company which is communicated to Executive in writing;

(iii)           Executive’s failure to follow and carry out the lawful instructions of the Board of Directors of the Company that are materially consistent with the terms of this Agreement and Executive’s duties as President; or

(iv)           Executive’s conviction of, or plea of nolo contendere to, a criminal offense involving fraud, larceny, misappropriation of funds, embezzlement or dishonesty;

provided that with respect to clause (i), (ii) or (iii) above, Executive shall have ten (10) days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company. If Executive cures the conduct that is the basis for the potential termination for Cause within such ten (10)-day period, the Company’s notice of termination shall be deemed withdrawn. Except for violations of Section 12 hereof or termination under Section 6.3(b)(iv) above, only actions, conduct and events occurring during the Term of Employment with the Company shall be the subject of a termination for Cause. A termination of Executive’s employment for failure to meet performance goals or for any other reason not expressly provided for above shall be considered a termination without Cause.

(c)           The term “Disability,” for purposes of this Agreement, generally shall mean Executive’s absence from the normal performance of Executive’s duties pursuant to a reasonable determination made in accordance with the Company’s long-term disability plan that Executive is disabled and entitled to long-term disability benefits as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months; provided, that, in the event that the Company does not have a long-term disability plan at such time, such determination of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months shall be made in a written statement from a reputable independent physician selected by the Company that is reasonably satisfactory to Executive (or Executive’s personal representative, if applicable).

6.4.           No Further Notice or Compensation or Damages. Executive understands and agrees that he shall not be entitled to any further notice, compensation or damages upon termination of employment under this Agreement, other than amounts specified in this Section 6, any ancillary documents or any plan, program or arrangement of the Company.

6.5.           Executive’s Duty to Provide Materials. Upon the termination of Executive’s employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.

7.           Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Corporate Secretary
Rand Logistics, Inc.
500 Fifth Avenue, 50th Floor
New York, New York 10110

To Executive at the most recent address set forth in the Company’s personnel records.

All notices, requests, demands, and other communications provided for hereunder shall be in writing and shall be given or made when (i) delivered personally; (ii) three (3) business days following mailing by first class postage prepaid, registered or certified mail, return receipt requested, to the party to be notified at its or his address set forth herein; or (iii) on the date sent by telecopier, if the addressee has compatible receiving equipment and provided the transmittal is made on a business day during the hours of 9:00 a.m. to 6:00 p.m. of the receiving party and if sent at other times, on the immediately succeeding business day, or (iv) on the first business day immediately succeeding delivery to an express overnight carrier for the next business day delivery.

8.           Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein.  In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

9.           Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement, in writing, to any successor (whether by merger, purchase, spin-off or otherwise) to all or substantially all of the stock, assets or businesses of the Company. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the heirs and representatives of Executive and the permitted assigns and successors of the Company.

10.           Amendment. This Agreement may be amended only by written agreement of the parties hereto.

11.           Code Section 409A Compliance.

(a)           This Agreement is intended to comply with Section 409A and shall, to the extent practicable, be construed in accordance therewith. Accordingly, notwithstanding anything in this Agreement to the contrary, if the Company determines that Executive is a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)) at the time of his Separation from Service and any amount payable to Executive under this Agreement is a deferral of compensation subject to the additional tax described in Code Section 409A(a)(1)(B) and would be considered a payment upon Executive’s Separation from Service, then such amount shall not be paid before the date that is the earlier of (i) six (6) months and one (1) day after Executive’s Separation from Service or (ii) Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, the initial payment following the Delay Period shall include a lump sum payment equal to those payments that otherwise would have been paid if the delay had not applied, and any remaining payments due shall be payable in accordance with their original payment schedule.

(b)           If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Section 409A (including, but not limited to, the additional tax described in Code Section 409A(a)(1)(B)), then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it (i) is exempt from, or compliant with, the requirements of Section 409A and (ii) preserves as nearly as possible the original intent and economic effect of the affected provisions.

12.           Nondisclosure of Confidential Information; Non-Competition; Non-Solicitation.

(a)           Executive, during the Term of Employment and thereafter, will not, directly or indirectly, use for himself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive’s duties for the benefit of the Company or any subsidiary of the Company), any confidential information regarding the business or property of the Company. At the termination of Executive’s employment or at any other time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries.

(b)           In consideration of the Company’s obligations under this Agreement, Executive agrees that, during his employment with the Company and:

(i)           for a period of 12 months thereafter, without the prior written consent of the Board of Directors of the Company, he shall not, directly or indirectly, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in, any entity (a “Competitor”) which is engaged in the business of providing water-borne freight shipment services on the Great Lakes or on any other waterway on which the Company or one of its subsidiaries provides such services; and

(ii)           for a period of two  (2) years thereafter, without the prior written consent of the Board of Directors of the Company, he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation.

(c)           Nothing in this Section 12 shall be construed  to preclude Executive from owning less than five percent (5%) of the capital stock of any publicly held company that is a Competitor; provided that Executive provides no services to such Competitor in any capacity.

(d)           Executive agrees that the covenant not to compete and the covenant not to solicit contained herein are reasonable under the circumstances and will not interfere with his ability to earn a living or otherwise to meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that, in the event that a court enjoins Executive from any activity prohibited by this Section 12, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and seek to obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

13.           Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

14.           Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in Section 12 hereof) or any ancillary documents shall be resolved by arbitration in New York, New York. Three arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The arbitrators shall have the discretion to award the cost of arbitration, arbitrators’ fees and the respective attorneys’ fees of each party between the parties as they see fit. Notwithstanding anything in this Section 14 to the contrary, payments made under this Section 14 that are provided during one calendar year shall not affect the amount of such payments provided during a subsequent calendar year, payments under this Section 14 may not be exchanged or substituted for other forms of compensation to Executive, and any such payment will be paid within sixty (60) days after Executive prevails, but in no event later than the last day of Executive’s taxable year in which he incurred the expense giving rise to such payment.

15.           Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

16.           Effect on Prior Agreements. This Agreement and any ancillary documents contain the entire understanding between the parties hereto with respect to the subject matter hereof and this Agreement, except as provided in an ancillary document, supersedes in all respects any prior or other agreement or understanding with respect to the subject matter hereof, written or oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.

17.           Withholding. The Company shall be entitled to withhold from payments to or on behalf of Executive any amount of tax withholding required by law.

18.           Parachute Payments.  If aggregate amount of any payments or benefits under this Agreement, either alone or together with any other payment, benefit, transfer of property, or acceleration of vesting or payment, which the Executive receives or has a right to receive from any person or entity (the "Total Payments"), would constitute a nondeductible "excess parachute payment" (as defined in Section 280G of the Code), then the payments or benefits under this Agreement shall be reduced (but not below zero) to the largest amount as will result in no portion of the Total Payments being nondeductible under Section 280G of the Code with such reductions to be effected in the following order, with the payments or benefits in each category to be reduced to zero before any reduction occurs in respect to any other category of benefits: (i) first, the severance payments shall be reduced; (ii) second, the compensatory portion of any Continuation Benefits shall be reduced, with the reduction in each benefit to be pro-rated on a benefit by benefit basis, and (iii) finally, any equity acceleration shall be waived, with such waiver to be effected, in order, based on the award that, at the time of any Change in Control, had the greatest remaining period of service to be completed to fully vest in such award.  The Company agrees to undertake such reasonable efforts as it may determine in its sole discretion to prevent any payment or benefit under this Agreement from constituting a nondeductible payment, provided the Company is not obligated to incur additional cost in order to make a payment nondeductible.  The determination of any reduction under the preceding sentences shall be made by the Company in good faith, and such determination shall be binding on the Executive.  The reduction provided by the first sentence of this Section 18 shall apply only if, after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the total payment accruing to the Executive, would be less than the amount of the Total Payments as reduced under said first sentence and after reduction for federal income taxes.

19.           Currency. All dollar amounts or references contained in this Agreement and any ancillary document refer to the United States dollar.

20.           Survival. Notwithstanding the expiration of the term of this Agreement, the applicable provisions of this Agreement shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.

21.           Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. Delivery of an executed counterpart of a signature page to this Agreement in electronic (i.e. “pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

In witness whereof, the undersigned have executed this Agreement as of the date first set forth above.

RAND LOGISTICS, INC.

By:	/s/ Laurence Levy
Name:	Laurence Levy

EXECUTIVE

/s/ Edward Levy
Edward Levy